Manchester Inc. Appoints Director

DALLAS, March 16 /PRNewswire-FirstCall/ -- Manchester Inc. (OTC Bulletin Board: MNCS) ('Manchester') today announced the appointment of Mr. Stephen R. Scorgie to Manchester's Board of Directors effective as of March 19, 2007.

Mr. Scorgie, 44, is currently the Managing Director of The Carlton Group, where he is responsible for finding and selling sub-performing and non- performing debt from financial institutions throughout the United States through an extensive network of secondary market players. The Carlton Group is a real estate investment banking firm prominent in equity and debt placement, investment sales, and commercial and residential loan sales. The Carlton Group has consummated in excess of $30 billion of transactions since 1998. During the past five years, Mr. Scorgie's division has arranged the sale of over $7 billion of loan assets. Mr. Scorgie's responsibilities at The Carlton Group include identifying sub-performing and non-performing loans, developing a proprietary pricing model and creating analysis and resolution infrastructure for the acquisition of over $500 million in non-performing loans, achieving an average ROE exceeding 80%.

Before joining The Carlton Group, he was the Director of Portfolio Finance Business Development for Ocwen Financial Corp./Berkeley Federal Bank & Trust. From 1992 to 1994, Mr. Scorgie was the Project Controller for Air Products and Chemicals, Inc. ('Air Products'). While there, he was Air Products' financial representative to the U.S. Department of Energy (DOE) and Air Products' corporate partner on the 'Clean Coat III' project, a $200 million project. He was responsible for all financial analyses and control aspects of the 'Clean Coat III' Project. This included financial evaluation of the economic feasibility of several prospective sites, as well as the development and administration of detailed project cost budgets including ongoing cost control and budget oversight.

Richard Gaines, acting President of Manchester said, 'We are very pleased to welcome Mr. Scorgie to the Board of Directors. His background and extensive expertise in credit and finance will be a valuable addition to our Company going forward.'

Mr. Scorgie received his bachelor's degree in finance and accounting from the McIntire School of Commerce and his MBA, Finance from the Darden School of Business Administration, both of which are located at the University of Virginia.

About Manchester Inc.

Manchester, headquartered in Dallas, Texas, is seeking to create the preeminent company in the 'Buy-Here/Pay Here' auto business. Buy-Here/Pay- Here dealerships sell and finance used cars to individuals with limited credit histories or past credit problems. Manchester intends to sell acquired and newly generated receivable portfolios through a securitization process. On October 4, 2006, Manchester acquired Nice Cars, Inc. and Nice Cars Acceptance Corporation. Nice Cars, Inc., headquartered in Ft. Olgethorpe, Georgia, operates six automotive sales lots that focus exclusively on the Buy-Here/Pay- Here segment of the used car market. Nice Cars Capital Acceptance Corporation is the financial services affiliate of Nice Cars, Inc. that purchases the retail sales contracts of Nice Cars, Inc. and assumes all rights and responsibilities with respect to sales contracts with varying terms, generally ranging from 24-48 months.

On December 29, 2006 Manchester acquired F.S. English, Inc. (now operating as Freedom Auto Sales) and GNAC, Inc. (now operating as Freedom Auto Acceptance), headquartered in Indianapolis, Indiana. Freedom Auto Sales operates three automotive sales lots that focus exclusively on the Buy- Here/Pay-Here segment of the used car market.

This press release contains 'forward-looking statements' as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial, and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Manchester cannot provide assurances that any prospective matters described in the press release will be successfully completed or that the Company will realize the anticipated benefits of any transactions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential from war or other hostilities in other parts of the world; availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the Company's ability to retain key management and employees; intense competition and the Company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Manchester's SEC filings. Manchester undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the business of Manchester, please refer to the risks and uncertainties detailed in Manchester's SEC filings.

SOURCE Manchester Inc.

Source: PR Newswire (March 16, 2007 - 10:05 AM EDT)

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